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                      September 9, 2021

       Jason McGlynn
       Senior Vice President and Chief Financial Officer
       Amplify Energy Corporation
       500 Dallas Street, Suite 1700
       Houston, Texas 77002

                                                        Re: Amplify Energy
Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed March 11,
2021
                                                            File No. 001-35512

       Dear Mr. McGlynn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation